PERFORMACE BASED RESTRICTED STOCK AWARD AGREEMENT

_______________, 20__

AUTOMATIC DATA PROCESSING, INC.

One ADP Boulevard

Roseland, New Jersey 07068

Participant is a key employee of ADP or one of its subsidiaries.

ADP wishes to provide Participant with an additional incentive to exert maximum efforts on behalf of ADP and its business.

ADP and Participant agree as follows:

1.

ADP is delivering to Participant shares of ADP common stock, par value $.10 per share, pursuant to the Amended and Restated Executive Incentive Compensation Plan (the “Plan”). The terms and conditions of the Plan are incorporated by reference into this agreement. Participant agrees to hold such shares subject to all the terms and conditions of this agreement and the Plan.

2.

Participant represents that he/she will hold all such ADP shares for his/her own account for investment and not with a view to the resale or other distribution thereof and agrees not to dispose of any of such shares in violation of the applicable securities laws.

3.	All of such shares shall be held by Participant under the following further restrictions and agreements:

(a)

Participant will not at any time prior to the release date specified in Paragraph 3(d) below sell, assign, pledge, encumber or otherwise transfer any or all of such shares, voluntarily or involuntarily, to anyone other than ADP.

(b)

If at any time hereafter Participant willfully attempts to transfer any shares in excess of the number, if any, then released from restrictions pursuant to Paragraph 3(d) below, all of the shares attempted to be transferred in excess of the number, if any, then released from restrictions pursuant to Paragraph 3(d) below shall be forfeited by Participant.

(c)

If Participant’s employment by ADP or any subsidiary thereof, or any successor thereto, shall terminate for any reason prior to the release of shares pursuant to Paragraph 3(d) below, all of the shares granted to Participant hereunder in excess of the number, if any, then released from restrictions pursuant to Paragraph 3(d) below, shall be forfeited by Participant.

(d)	The restrictions on sales and other transfers contained in this Paragraph 3 shall cease to apply on ________________, 20__.

4.

Nothing in this agreement shall confer upon Participant any right to continue in the employ of ADP or any of its subsidiaries or shall affect ADP’s right to terminate Participant’s employment as would exist in the absence of this agreement.

5.

In the event of any transaction described in Section VII D of the Plan, any new or additional securities or other property received by the Participant in connection therewith shall be subject to Section VII D of the Plan.

6.

Participant must satisfy any required income tax withholding and payroll tax obligations in respect of any release of the restrictions described in Paragraph 3 as a condition to such release. Those obligations will be satisfied by delivering to ADP shares as to which the restrictions contained in Paragraph 3 have lapsed with a fair market value equal to such withholding liability (but no greater than the minimum such withholding liability).

7.

The effectiveness of the award granted hereunder is conditioned upon the execution and delivery by the Participant of a covenant or agreement acceptable to ADP restricting the Participant’s ability to disclose confidential information of ADP, to compete with the ADP and to solicit ADP’s employees.

8.	This agreement shall bind and benefit Participant and his/her heirs, legal representatives and assigns, and ADP, its legal representatives, successors and assigns.

9.

All notices and other communications required or permitted to be given under this agreement or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been duly given if delivered or mailed first class, postage prepaid or certified mail, as follows:

Automatic Data Processing, Inc.
One ADP Boulevard	M/S B437
Roseland, New Jersey 07068
Attention: Stock Plan Services Department